                                                                      EXHIBIT 12

                         SONAT INC. AND SUBSIDIARIES

                      COMPUTATION OF RATIOS OF EARNINGS
                 FROM CONTINUING OPERATIONS TO FIXED CHARGES
                            TOTAL ENTERPRISE (a)



                                                            Years Ended December 31,
                                            ----------------------------------------------------------
                                              1996       1995          1994         1993       1992
                                              ----       ----          ----         ----       ----
                                                                  (In Thousands)

Earnings from Continuing Operations:
   Income before income taxes               $294,304   $282,497        $154,871   $364,198   $133,728
   Fixed charges (see computation below)     152,830    165,154         127,909    129,160    156,428
   Less allowance for interest capitalized    (5,094)    (6,540)         (6,692)    (4,101)    (8,422)
                                            --------   --------   -------------   --------   --------

Total Earnings Available for Fixed Charges  $442,040   $441,111        $276,088   $489,257   $281,734
                                            ========   ========   =============   ========   ========
Fixed Charges:
   Interest expense before deducting
       interest capitalized                 $145,406   $157,653        $120,295   $122,204   $149,165
   Rentals(b)                                  7,424      7,501           7,614      6,956      7,263
                                            --------   --------   -------------   --------   --------
                                            $152,830   $165,154        $127,909   $129,160   $156,428
                                            ========   ========   =============   ========   ========

Ratio of Earnings to Fixed Charges               2.9        2.7             2.2        3.8        1.8
                                            ========   ========   =============   ========   ========

___________

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and unconsolidated affiliates.